Exhibit 10.2

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

dated as of July 31, 2015

among

AMERICAN SHALE DEVELOPMENT, INC.,

as Borrower,

the Specified Parties party hereto,

MORGAN STANLEY CAPITAL GROUP INC.,

as Administrative Agent,

and

the Lenders Party Hereto

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Amendment”) dated as of July 31, 2015, is among AMERICAN SHALE DEVELOPMENT, INC. (“Borrower”), the Specified Parties, the lenders party hereto (the “Lenders”), and MORGAN STANLEY CAPITAL GROUP INC. (in its capacity as administrative agent, “Administrative Agent”).

R E C I T A L S

A. Borrower, Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of May 21, 2014 (as heretofore amended, restated, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which the Lenders made certain Loans to Borrower in an aggregate principal amount outstanding as of July 31, 2015 equal to $113,093,750.00.

B. At Borrower’s request, Administrative Agent and each of the Lenders party hereto have agreed, subject to the terms and conditions herein, to (i) amend certain terms and provisions of the Credit Agreement and (ii) waive the Defaults and Events of Default listed on Schedule I attached hereto (collectively, the “Specified Events of Default”).

C. Now, therefore, to induce Administrative Agent and the Lenders to enter into this Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T S

Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Amendment. Unless otherwise indicated, all section references in this Amendment refer to sections of the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.1 Definitions.

(a) The following definitions in Section 1.01 are hereby restated in their entirety to read as follows:

“Applicable Margin” means, with respect to any Loan, a rate per annum equal to (a) 12.0%, to the extent interest is paid in cash on the applicable Payment Date or (b) 14.0%, to the extent interest is paid in kind on the applicable Payment Date, in each case as permitted by Section 2.06(a).

“APOD Capital Expenditures” means Capital Expenditures made or to be made by Borrower or any other Loan Party, to the extent the same either (a) have been approved in writing by Administrative Agent prior to incurrence or (b) are included in the Approved Plan of Development (including any agreed variances with respect to such Capital Expenditures set forth in the Approved Plan of Development).

“Approved Plan of Development” or “APOD” means the plan of development and budgeted Capital Expenditures (including maximum annual expenditures) and other development activities that is attached hereto as Exhibit L with respect to the Oil and Gas Properties identified therein, as such plan is amended, supplemented or restated from time to time with the consent of Administrative Agent (given or withheld in its sole discretion); provided that no such consent shall be required for amendments, modifications or supplements to the extent, but only to the extent, that any such amendments, modifications or supplements (a) would make non-material amendments to the timing for the completion of any such particular development (other than an amendment extending the timing of the substantial completion of the APOD), (b) relate to Republic or its Affiliates failing to consent to any proposed well in the APOD (each, a “Non-Consent Well”) and, as a result, a substitute well, that is also in the APOD, in which Borrower has a greater working interest than the Non-Consent Well is proposed (each, an “Alternate Non-Consent Well”), or (c) relate to Republic or its Affiliates proposing an alternative well that is not in the APOD (each, an “Alternate Well”) to replace a well that is in the APOD (each, a “Replaced Well”), but in the case of each of clause (b) and clause (c), only to the extent that, at the time of any such amendment, modification or supplement, the ratio of (w) Borrower’s PV9 Value from such Alternate Non-Consent Well or Alternate Well, as applicable, to (x) the aggregate Capital Expenditures to be set forth in the amended APOD allocable to Borrower’s interests in such Alternate Non-Consent Well or Alternate Well, as applicable, is not less than 90% of the ratio of (y) Borrower’s PV9 Value from such Non-Consent Well or Replaced Well, as applicable, to (z) the aggregate Capital Expenditures then set forth in the APOD allocable to Borrower’s interests in such Non-Consent Well or Replaced Well, it being understood that in each case any determination of PV9 Value on a well by well basis will be made in a manner consistent with the methodology set forth in the definition of PV9 Value.

“Asset Coverage Ratio” means, on any date of determination, the ratio of (a) PV9 Value to (b) Total Funded Net Debt.

“Default Rate” means a per annum rate equal to the sum of (i) the greater of (x) the Eurodollar Rate for such Interest Period and (y) one percent (1%) and (ii) two percent (2%) and (iii) the Applicable Margin.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement, in form and substance reasonably acceptable to Administrative Agent, by and among a Loan Party or Specified Party, as Debtor, Administrative Agent, and a banking institution acceptable to Administrative Agent.

“Maturity Date” means December 31, 2016.

“PDP PV9 Value” means, as of any date of determination, with respect to any PDP Reserves expected to be produced from any of the Loan Parties’ Oil and Gas Properties, the net present value of the future net revenues (discounted at nine percent (9%) per annum) calculated by Administrative Agent in its sole reasonable judgment (including using price curve and costs determined in accordance with the definition of Reserve Report and giving effect to any Hydrocarbon Hedging Agreements) after having reviewed the information from the most recently delivered Reserve Report (or, in the case of any determination of PDP PV9 Value as of the last day of the first and third fiscal quarter of any year, as set forth in a roll forward to such date from the most recently delivered Reserve Report that is reasonably acceptable to Administrative Agent), calculated using 5-year New York Mercantile Exchange strip pricing on such date of determination, as adjusted (a) for applicable local basis differentials or premiums and gathering and transportation costs (in each case as determined by Administrative Agent in its sole reasonable judgment) and held flat after such 5-year period and (b) by taking into account aggregate production, Dispositions and reductions by any such revenue from any Oil and Gas Properties which Administrative Agent determines are not in compliance with the terms and covenants of this Agreement (including without limitation Section 5.10 hereof) or any Loan Document; provided that if Borrower fails to deliver any Reserve Report required to be delivered hereunder, the PDP PV9 Value shall be the value calculated by Administrative Agent in its sole and absolute discretion.

“PV9 Value” means, as of any date of determination, with respect to any Proved Reserves expected to be produced from any of the Loan Parties’ Oil and Gas Properties, the net present value of the future net revenues (discounted at nine percent (9%) per annum) calculated by Administrative Agent in its sole reasonable judgment (including using price curve and costs determined in accordance with the definition of Reserve Report and giving effect to any Hydrocarbon Hedging Agreements) after having reviewed the information from the most recently delivered Reserve Report (or, in the case of any determination of PV9 Value as of the last day of the first and third fiscal quarter of any year, as set forth in a roll forward to such date from the most recently delivered Reserve Report that is reasonably acceptable to Administrative Agent), calculated using 5-year New York Mercantile Exchange strip pricing on such date of determination, as adjusted (a) for applicable local basis differentials or premiums and gathering and transportation costs (in each case as determined by Administrative Agent in its sole reasonable judgment) and held flat after such 5-year period and (b) by taking into account aggregate production, Dispositions and reductions by any such revenue from any Oil and Gas Properties which Administrative Agent determines are not in compliance with the terms and covenants of this Agreement (including without limitation Section 5.10 hereof) or any Loan Document; provided that if Borrower fails to deliver any Reserve Report required to be delivered hereunder, the PV9 Value shall be the value calculated by Administrative Agent in its sole and absolute discretion.

(b) The following new defined terms shall be inserted in Section 1.01 in the proper alphabetical order to read as follows:

“Deposit Account” means (a) those deposit accounts identified by Borrower in writing on the First Amendment Effective Date as being all of the deposit accounts of Borrower and the Specified Parties and (b) any other operating or depositary account established by any Loan Party or any Specified Party into which proceeds from the sales of Hydrocarbons or any proceeds from the Tug Hill Disposition are deposited.

“First Amendment” means that certain First Amendment to Credit Agreement and Waiver dated as of July 31, 2015 among Borrower, the Specified Parties, the Lenders party thereto and Administrative Agent.

“First Amendment Effective Date” means the date on which the conditions specified in Section 4 of the First Amendment are satisfied.

“Monthly Budget” means that certain budget delivered by Borrower and accepted by Administrative Agent on the First Amendment Effective Date.

“Tug Hill Disposition” means the Disposition of certain Oil and Gas Properties in Wetzel County, West Virginia pursuant to that certain Purchase and Sale Agreement dated as of April 3, 2015 between Borrower, Parent, Prima, Republic Energy Ventures, LLC, Republic Partners VIII, LLC, Republic Partners VI, LP, Republic Partners VII, LLC and Republic Energy Operating, LLC, as sellers and TH Exploration, LLC, as buyer.

“Tug Hill Effective Date” means the date on which the initial closing of the Tug Hill Disposition, pursuant to which Borrower, Parent and/or Prima receives Net Cash Proceeds of at least $30,000,000, is consummated.

(c) The defined terms “APOD Certificate”, “EBITDAX”, “Make Whole Premium” and “Total Leverage Ratio” in Section 1.01 (and all references thereto in the Loan Documents) are hereby deleted in their entirety.

2.2 Prepayment of Loans.

(a) Section 2.03(b) is hereby amended by adding the following sentence at the end thereof:

From and after the Tug Hill Effective Date (i) this Section 2.03(b) shall be of no further force and effect, and (ii) the following defined terms in Section 1.01 (and all references thereto in the Loan Documents) shall be deemed deleted: “Excluded Prepayment”, “Applicable Premium” and “Prepayment Premium”. For the avoidance of doubt, this Section 2.03(b) will not apply to the Required Tug Hill Prepayment.

(b) Section 2.03(c) is hereby amended and restated in its entirety to read “[Reserved.]”.

(c) Section 2.03(d) is hereby amended by adding the following sentence at the end thereof:

From and after the Tug Hill Effective Date (i) this Section 2.03(d) shall be of no further force and effect, and (ii) the following defined terms in Section 1.01 (and all references thereto in the Loan Documents) shall be deemed deleted: “Change of Control Premium” and “Change of Control Prepayment”.

2.3 Repayment of Loans. Section 2.04(b) is hereby amended by adding the following sentence at the end thereof:

From and after the Tug Hill Effective Date (i) this Section 2.04(b) shall be of no further force and effect, and (ii) the following defined terms in Section 1.01 (and all references thereto in the Loan Documents) shall be deemed deleted: “Amortization Amount”, “Amortization Amount Calculation Date”, “Applicable Ratio”, “Minimum Amortization Amount”, and “Repayment Amount”.

2.4 Fees. A new Section 2.05(c) is hereby added to the Credit Agreement to read as follows:

(c) First Amendment Structuring Fees. Borrower agrees to pay Administrative Agent structuring fees in an amount equal to (i) $1,000,000, which structuring fee will be earned and payable on the First Amendment Effective Date; provided, however, that the Borrower may elect to pay such structuring fee in kind by adding the amount thereof to the principal of the Loans outstanding on the First Amendment Effective Date and (ii) $3,000,000, which structuring fee will be earned and payable on the Tug Hill Effective Date; provided, however, that upon the consummation of the Tug Hill Disposition, the Borrower may elect to pay such structuring fee in kind by adding the amount thereof to the principal of the Loans outstanding on the Tug Hill Effective Date.

2.5 Interest. Section 2.06(a) is hereby restated in its entirety to read as follows:

(a) Applicable Interest Rates. Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal at all times during the Interest Period for such Loan to the sum of (i) the greater of (x) the Eurodollar Rate for such Interest Period and (y) one percent (1%) plus (ii) the Applicable Margin in effect from time to time, payable on each Payment Date in arrears and on the Maturity Date (or such earlier date pursuant to Section 7.02 or Section 7.03). Borrower may pay all, but not less than all, of the interest due on such Payment Date either in cash or, at the election of Borrower, the amount of such interest due on such Payment Date may be paid in kind and capitalized by adding such interest to the aggregate principal amount of Loans outstanding on such date. Unless the context otherwise requires, for all purposes hereof, references to the “principal amount” of Loans includes any interest paid in kind and so capitalized and added to the principal amount of the Loans from the applicable Payment Date. Notwithstanding the foregoing provisions of this Section 2.06(a), however, without the consent of the Required Lenders, during the continuance of an Event of Default all interest must be paid in cash.

2.6 APOD Certificate. Each of Section 3.01(o) and Section 5.06(q) is amended and restated in its entirety to read “[Reserved.]”.

2.7 Reporting Requirements. Section 5.06 is hereby amended to:

(a) restate each of clause (c) and (e) in its entirety to read “[Reserved.]”;

(b) restate clause (r) in its entirety to read as follows:

(r) Quarterly Report on APOD. On each March 15, June 15, September 15 and December 15, a report prepared by Borrower providing reasonably detailed updates and confirmations relating to the APOD;

(c) remove the word “and” from the end of clause (s), replace the “.” at the end of clause (t) with a “;”, and add the following sections to read as follows:

(u) Comprehensive Monthly Financial and Operational Reports. As soon as possible and in any event within thirty (30) days after the end of each month (i) reports, in each case in form and substance reasonably satisfactory to Administrative Agent and certified as being true and correct in all material respects by a Responsible Officer of Borrower, setting forth (A) updated lease operating statements of the Loan Parties for the prior month including information as to quantities or production from the Loan Parties’ Oil and Gas Properties, volumes of production sold, pricing, purchasers of production, gross revenues, and lease operating expenses, (B) an analysis comparing actual production from the Loan Parties’ Oil and Gas Properties for the prior month to projected production for such month set forth in the most recently delivered Reserve Report, along with detailed explanations of any material variances, (C) a current aging report with respect to accounts payable of the Loan Parties (including, as applicable, on a well by well basis), and (D) such other information as Administrative Agent may reasonably request with respect to the Loan Parties and the relevant monthly period; and (ii) an (A) unaudited income statement and balance sheet of the Borrower and its consolidated Subsidiaries for the previous month, each in reasonable detail and duly certified with respect to such consolidated statements by a Responsible Officer of Borrower as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments) and (B) an analysis comparing the unaudited income statement and balance sheet for the prior month to the projections for such month set forth in the Monthly Budget, along with detailed explanations of any material variances; and

(v) Monthly Refinancing Activities Report. Within fifteen (15) days after the end of each month (beginning with the earlier of (i) the first month in which Borrower commences substantial Refinancing activities and (ii) the month ending January 31, 2016), a report, in form and substance reasonably satisfactory to Administrative Agent and certified as being true and correct in all material respects by a Responsible Officer of Borrower, providing updates and such other information as Administrative Agent may reasonably request with respect to the refinancing process contemplated by Section 5.20 with respect to the relevant monthly period; and

(w) Weekly Cash Flow Statements. On or before the third (3rd) Business Day of each week before the Tug Hill Effective Date, an updated 13 week cash flow projection together with (i) a reconciliation to the projections delivered the previous week, (ii) detailed explanations of any material variances and (iii) detailed information regarding cost assumptions, in each case in form and substance consistent with previously delivered projections and otherwise reasonably satisfactory to Administrative Agent.

2.7 Deposit Accounts. Section 5.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.18 Deposit Agreements.

(a) On or before the date that is thirty (30) days after the First Amendment Effective Date, Borrower and each Specified Party shall, and shall cause each other Loan Party to, cause all Deposit Accounts (other than the Excluded Account) to be subject to a Deposit Account Control Agreement. Borrower and each Specified Party shall, and shall cause each other Loan Party to (a) cause all proceeds from the sales of Hydrocarbons by the Loan Parties or any Specified Party to be deposited into a Deposit Account that is subject to a Deposit Account Control Agreement and (b) direct all proceeds from the Tug Hill Disposition (other than such proceeds used to prepay Loans as provided by Section 5.19), directly to a Deposit Account of Borrower, such Specified Party or such other Loan Party that is subject to a Deposit Account Control Agreement; provided, however, that notwithstanding the foregoing, Borrower and the Specified Parties may maintain an aggregate amount not to exceed $500,000 at any time outstanding in Deposit Accounts not otherwise subject to a Deposit Account Control Agreement (collectively, the “Excluded Account”).

(b) Except as set forth in clause (c) in this Section 5.18, Borrower may withdraw funds from such Deposit Accounts (other than the Excluded Account) not earlier than the first day of each month in the aggregate amount set forth in the Monthly Budget for such month and thereafter from time to time during any month in compliance with clauses (y)(i) and (y)(ii) below, only to the extent that (x) immediately prior to and after giving pro forma effect to such withdrawal, no Default is continuing, and (y) such funds are used to pay documented expenditures that (i) comply with the Monthly Budget with respect to such expenditure (it being understood that any expenditure that does not exceed 10% of the amount set forth in such Monthly Budget shall be deemed consistent with the budgeted amount) or (ii) exceed 10% of the amount set forth for such expenditure in the Monthly Budget and are approved by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

(c) Borrower will direct the Administrative Agent to make all APOD Capital Expenditures from such Deposit Accounts (other than the Excluded Account) directly to Republic, and Administrative Agent agrees to make such transfers so long as (i) immediately prior to and after giving pro forma effect to such transfer, no Default is continuing and (ii) such transfer otherwise complies with the terms of this Agreement.

(d) Notwithstanding any provision herein or in any document governing any Hedge Transactions, no payment in respect of any Lender Hedge Obligations shall be made by any Lender Hedge Counterparty into any Deposit Account that is not then subject to a Deposit Account Control Agreement.

(e) The Administrative Agent may require that any Deposit Account Control Agreement required by the terms hereof be in the form of a “blocked” account control agreement, except that Borrower shall be entitled to deposit amounts withdrawn from Deposit Accounts pursuant to clause (b) above into Deposit Accounts that are subject to a Deposit Account Control Agreement in the form of a “springing” account control agreement.

2.10 Tug Hill Disposition. A new Section 5.19 is hereby added to the Credit Agreement to read as follows:

Section 5.19 Tug Hill Disposition.

(a) Borrower, Parent, and Prima will cause the Tug Hill Effective Date to occur on or before September 30, 2015 and Borrower, Parent, and Prima shall cause the first $30,000,000 of Net Cash Proceeds received by Borrower, Parent and/or Prima from the Tug Hill Disposition to be paid to Administrative Agent, for the ratable benefit of the Lenders as a prepayment of the Loans (the “Required Tug Hill Prepayment”). After the Required Tug Hill Prepayment is made, Borrower, Parent and/or Prima shall be entitled to retain the next $17,000,000 of Net Cash Proceeds received from the Tug Hill Disposition for use in performing the APOD and for other purposes not prohibited by this Agreement. To the extent any Net Cash Proceeds are received by any Loan Party or any Specified Party from the Tug Hill Disposition in an amount in excess of $47,000,000 (either at the initial closing or from time to time thereafter, whether by release of escrowed funds, purchase price adjustment, or otherwise), Borrower shall pay to Administrative Agent, for the ratable benefit of the Lenders as a prepayment of the Loans, an amount equal to 50% of such Net Cash Proceeds. The provisions of this Section 5.19(a) shall supersede any provisions of Section 2.03(e) to the contrary.

(b) On the Tug Hill Effective Date (and after giving pro forma effect to the Disposition of all Oil and Gas Properties subject to the Tug Hill Disposition and the releases and reconveyances contemplated by this Section 5.19), Borrower shall execute and deliver an amendment to the NPI Conveyance, in form and substance substantially similar to previously delivered amendments to the NPI Conveyance, to the Payee and sufficient to increase the aggregate amount of the NPI payable thereunder by an additional 200 basis points.

(c) Subject to the satisfaction of the conditions contained in Section 5.19(a) and (b) and the payment of the structuring fee pursuant to Section 2.05(c) (either in cash or in kind, as provided in such Section), Administrative Agent, the Lenders and Payee hereby consent to the Tug Hill Disposition and agree that, upon closing of the Tug Hill Disposition (or, in the event that there are multiple closings in connection with the Tug Hill Disposition, upon each such closing), the liens on the Oil and Gas Properties subject to such Disposition (or being Disposed of as a part of any specific closing, as applicable) shall be released and the NPI burdening such Oil and Gas Properties subject to such Disposition (or being Disposed of as a part of any specific closing, as applicable) shall be reconveyed, in each case in form and substance reasonably satisfactory to Borrower and Administrative Agent or Payee, as applicable.

(d) Payee hereby consents to the “Transfer” of the “Project Properties” (in each case as defined in the NPI Conveyance) as a part of the Tug Hill Disposition and, if the Tug Hill Disposition is consummated (or any closing constituting a part of the Tug Hill Disposition occurs), Borrower agrees to repurchase the NPI with respect to the “Project Properties” to be Disposed of pursuant to the Tug Hill Disposition (or being Disposed of as a part of any specific closing, as applicable) for an aggregate purchase price equal to the “Fair Value” (as defined in the NPI Conveyance) for the Net Profits Interest so repurchased as such Fair Value is determined based on, and after giving effect to, the Tug Hill Disposition (the “Tug Hill NPI Purchase Price”); provided that the payment of the Tug Hill NPI Purchase Price shall not be due until the earlier to occur of (i) the Maturity Date or (ii) payment in full of all Secured Obligations (other than (x) customary indemnity and reimbursement obligations for which no demand has been made and (y) Lender Hedge Obligations or Banking Services Obligations with respect to which other arrangements satisfactory to the Lender Hedge Counterparty or Banking Services Provider, as applicable, and Borrower have been made) and Borrower agrees to pay such Tug Hill NPI Purchase Price at such time. The parties hereto hereby agree that Borrower’s obligation to pay the Tug Hill NPI Purchase Price is an NPI Obligation.

2.11 Refinancing Activities. A new Section 5.20 is hereby added to the Credit Agreement to read as follows:

Section 5.20 Refinancing Activities.

(a) On or before January 31, 2016, Borrower shall have (i) in good faith engaged a financial advisor reasonably acceptable to the Administrative Agent to manage the formal process for the Disposition of all or substantially all of Borrower’s Oil and Gas Properties or refinancing of the Loans (collectively, a “Refinancing”) and (ii) commenced the preparation of a formal process for such Refinancing.

(b) On or before March 31, 2016, Borrower shall have finalized an offering memorandum and data room with respect to such Refinancing.

(c) On or before September 30, 2016, Borrower shall have executed definitive documentation with respect to such Refinancing.

2.12 Total Leverage Ratio. Section 6.18 is hereby amended in its entirety to read “[Reserved.]”.

2.13 Current Ratio. The phrase “shall include, as of the date of calculation, the aggregate Unused Commitment Amount but” is hereby deleted from Section 6.17.

2.14 Asset Coverage Ratio. A new Section 6.21 is hereby added to the Credit Agreement to read as follows:

Section 6.21 Asset Coverage Ratio. Borrower shall not permit, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending on September 30, 2015, the Asset Coverage Ratio to be less than 1.50 to 1.00 as of the last day of each fiscal quarter and immediately after giving effect to any Triggering Event. For the avoidance of doubt, the Tug Hill Disposition will not be considered a “Triggering Event” for purposes of this Section 6.21.

For purposes of calculating the Asset Coverage Ratio set forth in this Section 6.21 only, the aggregate PV9 Value attributable to Proved Reserves categorized as “Developed Producing Reserves” included in such calculation shall not be less than (i) 40% of aggregate PV9 Value included in such calculation for any determination date during the period from July 1, 2015 through and including December 31, 2015, (ii) 45% of aggregate PV9 Value included in such calculation for any determination date during the period from January 1, 2016 through and including June 30, 2016, and (iii) 50% of aggregate PV9 Value included in such calculation for any determination date during the period from July 1, 2016 through and including December 31, 2016.

2.15 Affiliate Transactions. The proviso in Section 6.07 is hereby deleted.

2.16 Events of Default. The reference to “Section 5.19” in Section 7.01(c) is hereby amended to read “Section 5.18, Section 5.19, Section 5.20”.

2.17 Survival of Representations, Etc. The following sentences are added to the end of Section 9.11 to read as follows:

To the extent that any payments on the Secured Obligations (including any payment in respect of any fee or indemnity or any reimbursement of any expense, in each case pursuant to this Agreement) or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Laws, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Specified Party and Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

2.18 Exhibit B. Exhibit B to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

2.19 Exhibit L. Exhibit L to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit L hereto and all references to Exhibit L in the Credit Agreement are hereby amended to refer to the “Approved Plan of Development”.

Section 3. Waiver and Releases.

3.1 Waiver of Specified Events of Default. Subject to the terms and conditions of this Amendment, the Lenders hereby waive the Specified Events of Default.

3.2 No Other Waivers. Except for the limited waivers set forth in Section 3.1 above, nothing contained in this Amendment shall be construed as a waiver by Administrative Agent or any Lender of any covenant or provision of the Credit Agreement or any other Loan Document, and the failure of Administrative Agent or any Lender at any time or times hereafter to require strict performance by any Loan Party or any Specified Party of any provision hereof or thereof shall not waive, affect or diminish any right of Administrative Agent or any Lender to thereafter demand strict compliance therewith. Administrative Agent and each Lender hereby reserves all rights granted under the Credit Agreement, the other Loan Documents, and applicable law with respect to any Default or Event of Default that has occurred and is continuing or may hereafter occur (other than the Specified Events of Default waived pursuant to Section 3.1 above).

3.3 Release. In consideration of Administrative Agent’s and the Lenders’ willingness to enter into this Amendment, each Loan Party and each Specified Party hereby releases and forever discharges Administrative Agent and each Lender and each of their respective Related Parties (all of the foregoing, collectively, the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted (all of the above, collectively, “Claims”), that existed, arose or occurred at any time on or before the date of this Amendment, which any Loan Party or any Specified Party may have or claim to have against any of the Lender Group in any way related to or connected with the Loan Documents or the transactions contemplated thereby.

Section 4. Conditions Precedent . This Amendment shall become effective on the date (such date, the “First Amendment Effective Date”) when each of the following conditions is satisfied:

(a) Administrative Agent shall have received from the Lenders, Administrative Agent, Borrower and each Specified Party, counterparts (in such number as may be reasonably requested by Administrative Agent) of this Amendment signed on behalf of such Person.

(b) No Default shall have occurred and be continuing as of the First Amendment Effective Date, after giving effect to the terms of, and the transactions contemplated by, this Amendment.

(c) Borrower shall have paid to Administrative Agent all costs, fees and expenses due and payable pursuant to the Credit Agreement, including, to the extent invoiced, all reasonable out-of-pocket expenses required to be reimbursed or paid by Borrower under the Credit Agreement, including all invoiced costs, fees, and expenses due and payable to Simpson Thacher & Bartlett LLP and Blackhill Partners, LLC.

(d) Administrative Agent shall have received such other documents and information as Administrative Agent or its counsel shall have reasonably requested.

Section 5. Miscellaneous.

5.1 Confirmation. The provisions of the Credit Agreement, as amended by this Amendment, and of the other Loan Documents remain in full force and effect following the effectiveness of this Amendment.

5.2 Validity of Obligations. Each Loan Party and each Specified Party acknowledges and agrees that (a) such Loan Party and such Specified Party is truly and justly indebted to the Secured Parties for the Secured Obligations arising under each document giving rise to such Secured Obligations to which it is a party, without defense, counterclaim or offset of any kind, and such Loan Party and such Specified Party ratifies and reaffirms the validity, enforceability and binding nature of such Secured Obligations, (b) such Loan Party and such Specified Party has no claim, right or cause of action of any kind against any Secured Party, any of such Secured Party’s present or former Indemnified Parties, or any of their respective successors and assigns, in connection with the Secured Obligations, the Credit Agreement and the other Loan Documents, or the transactions contemplated hereby or thereby and (c) each Secured Party has heretofore properly performed and satisfied in a timely manner all of its obligations under the Loan Documents.

5.3 Ratification and Affirmation; Representations and Warranties. Each of Borrower and each Guarantor hereby:

(a) acknowledges the terms of this Amendment;

(b) ratifies and affirms its respective obligations, and acknowledges its respective continued liability, under each Loan Document to which it is a party (including with respect to all of the Liens securing the payment and performance of the Secured Obligations) and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby;

(c) represents and warrants to the Lenders that the resolutions and governing documents certified to Administrative Agent and the Lenders by Borrower and such Guarantor on the date of the Credit Agreement remain in full force and effect and have not been amended or otherwise modified; and

(d) represents and warrants to the Lenders that as of the date hereof, immediately after giving effect to the terms of this Amendment, (i) the representations and warranties of Borrower and the Guarantors set forth in the Credit Agreement, as amended hereby, and in other Loan Documents are true and correct in all material respects (unless such representation and warranty is already qualified by materiality, in which case such representation or warranty is simply true and correct) on and as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties continue to be true and correct as aforesaid as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) no event, development or circumstance has occurred or exists that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

5.4 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or other electronic transmission (e.g., ..pdf) shall be effective as delivery of a manually executed counterpart hereof.

5.5 NO ORAL AGREEMENT. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.7 Payment of Expenses. In accordance with Section 9.04 of the Credit Agreement, Borrower agrees to pay or reimburse Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP and Blackhill Partners, LLC.

5.8 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.9 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties to the Credit Agreement and the other Loan Documents and their respective successors and permitted assigns.

5.10 Loan Document. Each of this Amendment and the First Amendment Fee Letter is a Loan Document.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWER:	AMERICAN SHALE DEVELOPMENT, INC.

	By:	/s/ John G. Corp
John G. Corp
President

SPECIFIED PARTIES:

TRANS ENERGY, INC.

By:	/s/ John G. Corp
John G. Corp
President

PRIMA OIL COMPANY, INC.

By:	/s/ John G. Corp
John G. Corp
President

ADMINISTRATIVE AGENT:

MORGAN STANLEY CAPITAL GROUP INC.

By:	/s/ H. Brett Humphreys
Name:	H. Brett Humphreys
Title:	Vice President

LENDER:

MORGAN STANLEY CAPITAL GROUP INC.

By:	/s/ H. Brett Humphreys
Name:	H. Brett Humphreys
Title:	Vice President

PAYEE:

MORGAN STANLEY CAPITAL GROUP INC.

By:	/s/ H. Brett Humphreys
Name:	H. Brett Humphreys
Title:	Vice President

SCHEDULE I

SPECIFIED EVENTS OF DEFAULT

Borrower failed to deliver reports of, among other items, production and lease operating expenses which have been certified as required by Section 5.06(e) of the Credit Agreement (before giving effect to this Amendment) from the period beginning on July 15, 2014 and continuing to the date hereof.

Borrower failed to deliver the APOD Certificate as required by Section 5.06(q) of the Credit Agreement (before giving effect to this Amendment) in connection with the March 15, 2015 Reserve Report.

Borrower failed to deliver the quarterly updates and confirmations relating to the APOD as required by Section 5.06(r) of the Credit Agreement (before giving effect to this Amendment) on each of June 15, 2014, September 15, 2014 and December 15, 2014.

Borrower made Capital Expenditures other than APOD Capital Expenditures in connection with the acquisition of additional Oil and Gas Properties in violation of Section 6.19 of the Credit Agreement.

Borrower failed to agree with Administrative Agent and Payee, as applicable, on (i) the amount of proceeds from the Tug Hill Disposition (as defined in the Consent) that will be required to prepay the Loans pursuant to Section 2.03(e) of the Credit Agreement, (ii) the “Fair Value” (as defined in the NPI Conveyance) of the NPI to be purchased by Borrower in contemplation of the Tug Hill Disposition, (iii) additional amendments to the Credit Agreement to give effect to the Tug Hill Disposition, and (iv) amendments to the APOD to reflect the Tug Hill Disposition, on or before May 11, 2015 as required by Section 2(b) of that certain Consent and Agreement dated April 27, 2015.

Borrower made payments to Affiliates in violation of the proviso to Section 6.07 of the Credit Agreement during certain months prior to the date hereof.

Borrower failed to comply with the Total Leverage Ratio set forth in Section 6.18 of the Credit Agreement (before giving effect to this Amendment) for the fiscal quarter ending June 30, 2015.

Borrower failed to comply with Section 5.18 of the Credit Agreement (before giving effect to this Amendment).

Schedule I

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[Attached.]

Exhibit B

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM             , 201     TO             , 201     (the “Reporting Period”)

This Certificate dated as of             , is prepared pursuant to the Credit Agreement dated as of May 21, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among American Shale Development, Inc., a Delaware corporation (“Borrower”), the lenders party thereto from time to time (the “Lenders”), and Morgan Stanley Capital Group Inc., as administrative agent for such Lenders (in such capacity, “Administrative Agent”). Unless otherwise defined in this Certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned hereby certifies, in his official capacity and not in his individual capacity, that (a) no Default or Event of Default has occurred and is continuing, (b) the representations and warranties of each Specified Party and each Loan Party contained in the Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (c) as of the last day of the Reporting Period, the following statements, amounts, and calculations were true and correct:

I. Current Ratio-Section 6.17. Commencing with the fiscal quarter ending on September 30, 2014:

(a) current assets of Borrower and its consolidated Subsidiaries[1]	$

(b) current liabilities of Borrower and its consolidated Subsidiaries[2]	$

Current Ratio =	(a) to (b)
Current Ratio:	to
Minimum Current Ratio:	1.00 to 1.00
COMPLIANCE?	YES NO

[Compliance Certificate continues on next page.]

[1]	As reflected in the financial statements delivered with this Certificate. “Current assets” shall exclude any asset representing a valuation account arising from the application of ASC 718 and 815.
[2]	As reflected in the financial statements delivered with this Certificate. “Current liabilities” shall exclude, as of the date of calculation, the current portion of long-term Debt existing under the Credit Agreement and any liabilities representing a valuation account arising from stock based compensation, derivatives and hedging and the application of ASC 718 and 815.

Exhibit B – Form of Compliance Certificate

II. Asset Coverage Ratio – Section 6.21. Beginning with the fiscal quarter ending September 30, 2015:

(a) PV9 Value[3]	$

(b) Total Funded Net Debt	$

Asset Coverage Ratio =	(a) to (b)
Actual Asset Coverage Ratio:	to
Minimum Asset Coverage Ratio:	1.50 to 1.00
COMPLIANCE?	YES NO

[Signature page follows.]

[3]	For purposes of calculating the Asset Coverage Ratio, the aggregate PV9 Value attributable to Proved Reserves categorized as “Developed Producing Reserves” included in such calculation shall not be less than (i) 40% of aggregate PV9 Value included in such calculation for any determination date during the period from July 1, 2015 through and including December 31, 2015, (ii) 45% of aggregate PV9 Value included in such calculation for any determination date during the period from January 1, 2016 through and including June 30, 2016, and (iii) 50% of aggregate PV9 Value included in such calculation for any determination date during the period from July 1, 2016 through and including December 31, 2016.

Exhibit B – Form of Compliance Certificate

EXECUTED AND DELIVERED this [●] day of [●], 201[●].

AMERICAN SHALE DEVELOPMENT, INC.

By:
Name:
Title:

Exhibit B – Form of Compliance Certificate

EXHIBIT M

APOD

APOD Summary1

Wells	Spud Date	Completion Date	IP Date	Drilling Capex	Completion Costs
Michaels 2H	Nov-15	Apr-16	Jun-16	$1,301,100	$852,400
Michaels 07	Dec-15	May-16	Jul-16	$1,952,560	$878,420
Michaels 15	Jan-16	May-16	Jul-16	$1,535,740	$878,420
Elliott 1H	Dec-15	Jun-16	Aug-16	$1,485,399	$1,068,503
Elliott 2H	Jan-16	Jun-16	Aug-16	$1,326,218	$1,068,503
Elliott 20 11	Feb-16	Jul-16	Aug-16	$1,017,055	$1,068,503
Wright 2H		Aug-15	Dec-15		$393,390
Wright 1H		Aug-15	Dec-15		$393,390
Michaels 1H		Apr-16	Jun-16		$308,780
Jones 3H		Sep-15	Dec-15		$402,474
Jones 2H		Sep-15	Dec-15		$402,474

APOD Summary	Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15	Jan-16	Feb-16	Mar-16	Apr-16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16
Michaels 1H	—	—	—	—	—	—	—	—	—	—	—	—	308,780	—	—	—	—	—	—	—	—
Michaels 2H	—	—	—	—	—	—	—	1,301,100	—	—	—	—	852,400	—	—	—	—	—	—	—	—
Michaels 04	—	—	—	—	—	—	—	—	1,952,560	—	—	—	—	878,420	—	—	—	—	—	—	—
Michaels 05	—	—	—	—	—	—	—	—	—	1,535,740	—	—	—	878,420	—	—	—	—	—	—	—
Elliott 1H	—	—	—	—	—	—	—	—	1,485,399	—	—	—	—	—	1,068,503	—	—	—	—	—	—
Elliott 2H	—	—	—	—	—	—	—	—	—	1,326,218	—	—	—	—	1,068,503	—	—	—	—	—	—
Elliott 20 11	—	—	—	—	—	—	—	—	—	—	1,017,055	—	—	—	—	1,068,503	—	—	—	—	—
Wright 2H	—	—	—	—	393,390	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Wright 1H	—	—	—	—	393,390	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Michaels 1H	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jones 3H	—	—	—	—	—	402,474	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jones 2H	—	—	—	—	—	402,474	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total	—	—	—	—	786,781	804,948	—	1,301,100	3,437,959	2,861,958	1,017,055	—	1,161,180	1,756,840	2,137,006	1,068,503	—	—	—	—	—

(1)	Dates and amounts reflect current estimates

Exhibit M